Exhibit 99.1

SCHERING-PLOUGH CORPORATION

SCHERING-PLOUGH PRESS RELEASE

THE FOLLOWING PRESS RELEASE WAS ISSUED TODAY BY CORPORATE COMMUNICATIONS:

SCHERING-PLOUGH REPORTS SALES, EARNINGS FOR 2002 FOURTH QUARTER AND FULL YEAR

Fourth Quarter Financial Highlights

  Diluted earnings per share of 29 cents.
  Net income of $428 million.
  Sales decreased 4% to $2.4 billion.
  Worldwide pharmaceutical sales decreased 9% to $1.9 billion.
  U.S. pharmaceutical sales decreased 28% to $885 million.
  International pharmaceutical sales increased 17% to $1.0 billion.
  R&D spending increased 8% to $409 million.

KENILWORTH, N.J., Jan. 23, 2003 - Schering-Plough Corporation (NYSE: SGP) today reported financial results for the fourth quarter and full year 2002. Diluted earnings per share for the 2002 fourth quarter were 29 cents on net income of $428 million versus 10 cents per share on net income of $143 million in 2001. Excluding a one-time $500 million provision for a consent decree payment in 2001, diluted earnings per share in the 2002 fourth quarter declined 19 percent to 29 cents versus 36 cents in 2001. Fourth quarter 2002 sales of $2.4 billion were 4 percent lower than the sales of $2.5 billion in the 2001 period. Excluding exchange, fourth quarter sales decreased 6 percent.

"Fourth quarter results represent the beginning of a transition period for Schering-Plough," said Richard Jay Kogan, chief executive officer and president. "The U.S. market exclusivity for Claritin, our largest-selling prescription product, expired in December, following the product's successful conversion to over-the-counter (OTC) status. Meanwhile, the launch of Zetia, our novel cholesterol absorption inhibitor, began in November across the nation and in several international markets. Our international pharmaceutical business continued to achieve solid growth, benefiting from new product launches and increased market penetration. Earlier this week we announced that Asmanex Twisthaler is being launched in the European Union as a treatment for asthma. In addition, we increased R&D spending to support our product pipeline and external research collaborations," he said.

Fourth Quarter 2002 Sales Results

In the 2002 fourth quarter, worldwide pharmaceutical sales totaled $1.9 billion, down 9 percent (down 11 percent when foreign exchange is excluded) compared to sales of $2.1 billion in the 2001 period. U.S. pharmaceutical sales of $885 million declined 28 percent versus sales of $1.2 billion in the 2001 period, primarily due to lower U.S. sales of prescription Claritin, tempered by strong growth of anti-infective/anticancer products. International pharmaceutical sales increased 17 percent to $1.0 billion (up 11 percent excluding foreign exchange) compared to $889 million in fourth quarter 2001, led by growth in anti-infective/anticancer and allergy/respiratory product sales.

Claritin

As previously reported in a press release on Jan. 9, there was a more-rapid-than-anticipated decline in U.S. prescription demand for Claritin in the 2002 fourth quarter, stemming from the conversion of Claritin to OTC status in December. As previously disclosed in various financial filings and press releases, the company has stated that the expected loss of CLARITIN prescription sales in the United States would likely have a "rapid, sharp and material adverse effect on its results of operations beginning at the occurrence of such an event and extending for an indeterminate period of time thereafter."

The Jan. 9 press release also reported that the company has determined that it is not practical to accurately project with reliable certainty the extent to which product shipped to the trade will translate to prescriptions filled and, therefore, decided to fully reserve for any U.S. prescription Claritin trade inventory existing at year-end 2002. Future revenue recognition from sales of the prescription form of Claritin in the United States will be deferred until such time as the product is used to fill patient prescriptions. This is being done because reliable estimates of sales returns can no longer be made at the time of shipment. The effect of this action further reduced reported Claritin sales in the 2002 fourth quarter.

These factors resulted in the establishment of a reserve that exceeded fourth quarter worldwide prescription sales by $51 million. This compares against fourth quarter 2001 worldwide prescription sales of $688 million. In December, prescription-strength Claritin was launched in the United States for OTC sales. OTC Claritin sales of $105 million in the fourth quarter were recorded in the OTC product sales category.

Clarinex

In the 2002 fourth quarter, Clarinex sales totaled $176 million worldwide. In the United States, Clarinex is the first and only prescription nonsedating antihistamine approved for the treatment of seasonal outdoor allergies and year-round indoor allergies. U.S. sales of $146 million reflect the continued conversion of patients from prescription Claritin to Clarinex. International sales of Clarinex were $31 million in the fourth quarter, benefiting from new market launches.

Nasonex

Fourth quarter sales of Nasonex Nasal Spray, a once-daily nasal-inhaled steroid for allergies, were $125 million worldwide, an increase of 10 percent over 2001 sales of $114 million, with sales growth reported in both U.S. and international markets. U.S. sales were $80 million, up 7 percent versus $75 million in 2001, due to changes in trade inventory levels, tempered by market share declines. Outside of the United States, sales of Nasonex grew 17 percent to $45 million compared with 2001 sales of $39 million, due to market share gains.

Intron Franchise

Worldwide sales of the Intron franchise totaled $817 million, 62 percent higher than the comparable 2001 period of $504 million. The Intron franchise includes the anticancer/antiviral agent Intron A Injection, as monotherapy and in combination with Rebetol Capsules for treating hepatitis C; Peg-Intron Powder for Injection, a longer-acting form of Intron A, as monotherapy and in combination with rebetol for treating hepatitis C; and Rebetron Combination Therapy containing Intron A and Rebetol.

In the United States, sales were $544 million, up 90 percent versus 2001 fourth quarter sales of $287 million, due to strong demand for the Peg-Intron/Rebetol combination therapy. The U.S. hepatitis C prescription market, where the company has established strong market leadership, has more than doubled from prior-year levels. International sales of the Intron franchise grew 26 percent to $273 million versus $218 million in the 2001 fourth quarter, due to growth in European markets of Peg-Intron in combination with Rebetol for hepatitis C, launched in March 2001, and the December 2001 introduction in Japan of Rebetol in combination with Intron A for hepatitis C.

Remicade

International sales of Remicade, for the treatment of rheumatoid arthritis and Crohn's disease, increased 78 percent to $109 million in the 2002 fourth quarter versus sales of $61 million in 2001, due to increased market penetration. Schering-Plough has worldwide rights to market Remicade, except in the United States, Japan and parts of the Far East, from Centocor, Inc., a Johnson & Johnson subsidiary.

Temodar

In the 2002 fourth quarter, worldwide sales of Temodar Capsules, for treating certain types of brain tumors, grew 42 percent to $69 million versus sales of $49 million in 2001, due to increased product utilization. Sales were roughly split between the U.S. and international markets, with U.S. sales of $36 million and international sales of $33 million, increases of 51 percent and 33 percent, respectively. Comparable fourth quarter 2001 sales were $24 million in the United States and $25 million internationally.

Zetia

Zetia, a novel cholesterol absorption inhibitor, was launched in the United States and several international markets in November. Initial market response has been favorable, with nearly 100,000 total prescriptions written in the United States through December. Sales of Zetia, as reported to Schering-Plough by Merck/Schering-Plough Pharmaceuticals, were $23 million in the 2002 fourth quarter.

Integrilin

Sales of Integrilin Injection, a glycoprotein platelet aggregation inhibitor for the treatment of patients with acute coronary syndromes, grew 21 percent to $81 million worldwide versus sales of $67 million in the 2001 fourth quarter, with sales recorded primarily in the United States. Domestic sales of Integrilin totaled $77 million, up 28 percent compared to sales of $60 million in 2001, due to increased utilization.

K-Dur

Fourth quarter 2002 sales of K-Dur, a sustained-release potassium supplement, declined sharply versus sales of $63 million in 2001, due to generic competition in the United States.

Other Product Sales

Worldwide sales of animal health products in the 2002 fourth quarter decreased 4 percent to $193 million (down 8 percent excluding foreign exchange) relative to sales of $201 million in 2001, due to the nonrecurrence of a back-order release of product in 2001. Fourth quarter sales of Schering-Plough's OTC products were $155 million, nearly three times the 2001 sales of $53 million, resulting from the OTC launch of Claritin in December with sales of $105 million. Sales of foot care products increased 2 percent in the fourth quarter to $66 million versus $64 million in 2001, due to the launch of Lotrimin Ultra. Sun care product sales of $31 million were flat versus the comparable 2001 period.

Fourth Quarter 2002 Costs and Expenses

The gross margin ratio to sales was 74.4 percent in the 2002 fourth quarter versus 76.1 percent in the 2001 period. Cost of sales as a percentage of sales increased to 25.6 percent in the fourth quarter compared with 23.9 percent in 2001. The increase was primarily due to higher manufacturing costs coupled with an unfavorable product mix, tempered by lower royalties due to a favorable adjustment related to the settlement of a royalty dispute with Biogen, Inc. regarding interferon products. The company agreed to pay Biogen in the range of $45 to $50 million and to resume royalty payments effective October 1, 2002. The settlement amount was less than what the company had previously accrued for and, as a result, fourth quarter cost of sales includes a favorable adjustment of $92 million. The full-year impact of the settlement is not material because the fourth quarter adjustment is partially offset by previous accruals.

Selling, general and administrative expenses increased 10 percent to $897 million in the fourth quarter of 2002 versus $820 million in 2001, representing 37.9 percent of sales. The increase was mostly due to obligations recorded in the fourth quarter primarily for a payment to the chief executive officer under his retirement agreement, coupled with pre-marketing expenses related to the launch of Zetia.

Fourth quarter 2002 research and development spending totaled $409 million, an increase of

8 percent over the $378 million in R&D spending in 2001. Research expenditures are a reflection of Schering-Plough's continued investment in both internal product pipeline developments and external research collaborations with various partners to discover and develop a steady flow of innovative products.

Other, net in the 2002 fourth quarter included a gain of $80 million from the sale of U.S. marketing rights for Suboxone and Subutex sublingual tablets for the treatment of opioid dependence back to Reckitt Benckiser plc. Schering-Plough maintains exclusive international distribution rights (excluding Japan, Taiwan, Korea, Australia and New Zealand) to these products. Other, net in the 2001 fourth quarter included a one-time $500 million provision for a consent decree payment.

The effective tax rate was 23.0 percent in the fourth quarter of 2002, unchanged from the prior 2001 period.

Full-Year 2002 Financial Highlights

Diluted earnings per share of $1.42.

Net income of $2.1 billion.

Sales increased 4% to $10.2 billion.

Worldwide pharmaceutical sales increased 5% to $8.7 billion.

U.S. pharmaceutical sales declined 5% to $4.8 billion.

International pharmaceutical sales increased 19% to $3.9 billion.

R&D spending increased 9% to $1.4 billion.

Diluted earnings per share for the 2002 full year increased 8 percent to $1.42 on net income of $2.1 billion versus $1.32 on net income of $1.9 billion in 2001. Excluding the 2001 consent decree provision, diluted earnings per share in 2002 declined 10 percent to $1.42 versus $1.58 in 2001.

Sales of $10.2 billion were up 4 percent versus the 2001 period sales of $9.8 billion. Excluding exchange, full-year 2002 sales increased 3 percent. Sales volume was unchanged versus 2001.

2002 Worldwide Pharmaceutical Sales

Sales of worldwide pharmaceutical products in 2002 increased 5 percent to $8.7 billion (up 4 percent excluding exchange) compared to sales of $8.4 billion in 2001. U.S. pharmaceutical sales of $4.8 billion declined 5 percent versus full-year 2001 sales of $5.1 billion, due primarily to lower U.S. sales of prescription Claritin, K-Dur, Proventil and dermatologicals, tempered by higher sales of Clarinex, the Intron franchise (including U.S. Rebetol sales of $865 million), Temodar and Integrilin. International pharmaceutical sales rose 19 percent to $3.9 billion (up 17 percent excluding foreign exchange) versus sales of $3.3 billion in 2001, led by sales growth of the Intron franchise, Remicade , Clarinex, Temodar and Nasonex.

Other Product Sales in 2002

Sales of animal health products decreased 2 percent to $677 million in 2002 (down 4 percent excluding exchange) versus 2001 sales of $694 million. Sales of OTC products increased 46 percent to $275 million compared to 2001 sales of $188 million, due to the December 2002 launch of OTC Claritin, tempered by manufacturing capacity and supply issues for other OTC products. Sales of Schering-Plough's foot care products and sun care products were lower compared with 2001.

2002 Costs and Expenses

The gross margin ratio to sales was 75.4 percent in 2002 versus 78.7 percent in full-year 2001. Cost of sales as a percentage of sales increased to 24.6 percent in full-year 2002 compared with 21.3 percent in 2001, primarily due to higher sales of products on which royalties are paid and higher manufacturing costs.

Selling, general and administrative expenses increased 7 percent to $3.7 billion in 2002 versus $3.4 billion in 2001 and represented 36.2 percent of sales, with the increase mainly due to higher spending in international markets to support the continued launch of new and recently introduced products.

Research and development spending in 2002 totaled $1.4 billion, an increase of 9 percent versus $1.3 billion in R&D spending in 2001. Research expenditures are a reflection of Schering-Plough's continued investment in both internal product pipeline developments and external research collaborations with various partners to discover and develop a steady flow of innovative products.

Other, net in 2002 included a gain of $80 million from the sale of U.S. marketing rights for Suboxone and Subutex sublingual tablets for the treatment of opioid dependence back to Reckitt Benckiser plc. Other, net in 2001 included a one-time $500 million provision for a consent decree payment.

The effective tax rate was 23.0 percent, unchanged from 2001.

DISCLOSURE NOTICE: The information in this press release includes certain "forward-looking" statements relating to the company's business prospects. The market viability of the company's marketed and pipeline products are subject to substantial risks and uncertainties. The reader of this release should also understand that the forward-looking statements may also be adversely affected by general market and economic factors, competitive product development, market acceptance of new products, product availability, current and future branded, generic or OTC competition, federal and state regulations and legislation, the regulatory process for new products and indications, existing and new manufacturing issues that may arise, trade buying patterns, patent positions, litigation and investigations, and the elimination of trade inventories in a manner different than the company expected. For further details and a discussion of these and other risks and uncertainties, see the company's Securities and Exchange Commission filings, including the company's 2001 annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K.

Schering-Plough is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical products worldwide.

SCHERING-PLOUGH CORPORATION

Report for the fourth quarter and twelve months ended December 31 (unaudited):

(Amounts in millions, except per share figures)
	Fourth Quarter				Twelve Months

	2002	2001	%	2002	2001	%

Net Sales	$2,370	$2,461	(4)	$10,180	$9,762	4
Costs and Expenses:
Cost of Sales	607	588	3	2,505	2,078	21
Selling, General and Administrative	897	820	10	3,681	3,444	7
Research and Development	409	378	8	1,425	1,312	9
Other, Net*	(98)	489	N/M	(144)	405	N/M

	1,815	2,275	(20)	7,467	7,239	3

Income Before Income Taxes	555	186	N/M	2,713	2,523	8
Income Taxes	127	43	N/M	624	580	8
Net Income	$ 428	$ 143	N/M	$2,089	$1,943	8

Diluted Earnings per
Common Share	$ 0.29	$ 0.10	N/M	$ 1.42	$ 1.32	8

Effective Tax Rate	23.0%	23.0%		23.0%	23.0%

Average Common Shares
Outstanding- Diluted	1,469	1,470		1,470	1,470

Actual Number of Common Shares
Outstanding at December 31	1,468	1,465		1,468	1,465

* Fourth quarter and full-year 2001 includes a $500 million provision for a consent decree payment.

N/M = Not a meaningful percentage

Excluding exchange, diluted earnings per share for the full year of 2002 increased 7 percent.

The Emerging Issues Task Force (EITF) issued EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products," which addresses the income statement classification of certain sales incentives given to customers. The Company adopted EITF Issue No. 00-25 in the first quarter of 2002 and, therefore, has classified the cost of these sales incentives as a reduction of Net Sales. All prior periods are presented on a comparable basis. The adoption of EITF Issue No. 00-25 has no effect on Net Income.

SCHERING-PLOUGH CORPORATION

Report for the fourth quarter and twelve months ended December 31 (unaudited):

Net Sales by Major Product:
(Dollars in Millions)	Fourth Quarter				Twelve Months
	2002	2001	%	2002	2001	%

ALLERGY & RESPIRATORY	$338	$924	(63)	$3,304	$4,217	(22)
Clarinex*	176	*	N/M	598	*	N/M
Claritin Rx	(51)	688	N/M	1,802	3,159	(43)
Nasonex	125	114	10	523	524	-
Proventil	17	36	(52)	128	230	(44)

ANTI-INFECTIVE & ANTICANCER	1,088	742	47	3,733	2,273	64
Intron franchise**	817	504	62	2,736	1,447	89
Remicade	109	61	78	337	166	N/M
Temodar	69	49	42	278	180	54

CARDIOVASCULARS	102	166	(39)	433	623	(30)
Integrilin	81	67	21	304	231	32
K-Dur	(7)	63	N/M	16	216	(92)
Nitro-Dur	23	28	(18)	85	113	(25)

DERMATOLOGICALS	158	126	26	511	593	(14)

OTHER PHARMACEUTICALS	239	153	56	764	656	16

WORLDWIDE PHARMACEUTICALS	1,925	2,111	(9)	8,745	8,362	5

ANIMAL HEALTH	193	201	(4)	677	694	(2)

FOOT CARE	66	64	2	290	310	(6)

OTC	155	53	N/M	275	188	46
OTC Claritin	105	-	N/M	105	-	N/M

SUN CARE	31	32	-	193	208	(7)

CONSOLIDATED NET SALES	$2,370	$2,461	(4)	$10,180	$9,762	4

N/M - not a meaningful percentage

Certain amounts in prior periods have been reclassified from Selling, General and Administrative expenses to Net Sales to comply with EITF Issue No. 00-25, "Vendor Income Statement Characterization of Consideration Paid to a Reseller of the Vendor's Products." See note on prior page.

*In 2001, sales of CLARINEX, launched in international markets only, are included in CLARITIN.

**The Intron franchise includes INTRON A, PEG-INTRON (monotherapy for treating hepatitis C and in combination with REBETOL), and REBETRON Combination Therapy.

NOTE: Additional information about U.S. and international sales for specific products is available by calling the company or visiting the corporate Web site at www.schering-plough.com.